Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Amprius Technologies, Inc.
Fremont, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-274834, 333-271149 and 333-267683) and Form S-8 (Nos. 333-271012 and 333-268415) of Amprius Technologies, Inc. of our report dated March 28, 2024, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, P.C.

Houston, Texas
March 28, 2024